SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

(   )     Preliminary Information Statement
(   )     Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
(X)     Definitive Information Statement

LEGAL ACCESS TECHNOLOGIES, INC.
________________________________________________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

(X)     No fee required
(   )     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          1)     Title of each class of securities to which transaction applies:

          2)     Aggregate number of securities to which transaction applies:

          3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          4)     Proposed maximum aggregate value of transaction:

          5)     Total fee paid:

(   )     Fee paid previously with preliminary materials.

(   )     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)     Amount Previously Paid:
          2)     Form, Schedule or Registration Statement No.:
          3)     Filing Party:
          4)     Date Filed:

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LEGAL ACCESS TECHNOLGIES, INC.
3275 E. Warm Spring Road
Las Vegas, NV 89120
___________________________________________________________________________________

Notice of Written Consent of Shareholders in Lieu of
Special Meeting of Shareholders
____________________________________________________________________________________

To the Shareholders of Legal Access Technologies, Inc.:

This information statement is furnished by the board of directors of Legal Access Technologies, Inc., a Nevada corporation (LATI), to the shareholders of record at the close of business on October 18, 2004 ("Record Date") of LATI’s outstanding common stock, par value $0.001 per share.

Our board of directors unanimously approved and holders of in excess of 50% of the voting power of our common stock consented to the following corporate actions:

          1.     a thirty-for-one, reverse stock split of LATI common stock, and
          2.     a spin-off of LATI’s two wholly-owned subsidiaries, Tele-Lawyer, Inc. and Perspectives Health Management Corp., resulting in the LATI shareholders on the Record Date owning a direct interest in both companies that is proportionate to their ownership in LATI effective following the reverse stock split.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kyleen Cane
Kyleen E. Cane
Chief Executive Officer, Chief Financial Officer, and Director

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LEGAL ACCESS TECHNOLOGIES, INC.
3275 E. Warm Spring Road
Las Vegas, NV 89120

________________________________________________________________________________________________________________________

Information Statement

This Information Statement is being furnished in connection with the written consents delivered by shareholders holding in excess of 50% of the voting power of our common stock for the approval of the following actions:

          1.     a thirty-for-one, reverse stock split of LATI common stock, and
          2.     a spin-off of LATI’s two wholly-owned subsidiaries, Tele-Lawyer, Inc. and Perspectives Health Management Corp., resulting in the LATI shareholders on the Record Date owning a direct interest in both companies that is proportionate to their ownership in LATI effective following the reverse stock split.

The close of business on October 18, 2004 was the record date for the determination of the shareholders who were given the opportunity to provide written consents to the Company in connection with the matter set forth above.

The corporate action set forth above has been approved by the written consent of shareholders holding in excess of 50% of the voting power of LATI’s common stock. If the corporate actions were not adopted by written consent, each proposed action would have been required to be considered by the company’s shareholders at a special shareholders’ meeting convened for the specific purpose of approving the actions. The elimination of the need for a special meeting of shareholders to approve the corporate actions is authorized by Section 78.320 of the Nevada Revised Statutes which provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, if before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the corporate actions as early as possible to accomplish the purposes of the company as hereafter described, the company decided to proceed with the corporate actions by obtaining the written consent of shareholders holding a majority of the voting power of the Company.

On October 18, 2004, the record date for the shareholder action set forth above, the Company had 6,248,732 shares of Common Stock outstanding and entitled to vote on the matter with respect to which the written consents were delivered.

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THIRTY-FOR-ONE REVERSE STOCK SPLIT OF LATI COMMON STOCK

Our board of directors determined that it would be in the company’s best interest to conduct a reverse stock split of our common stock on a thirty for one basis and has received the consent of holders of a majority of the voting power of our common stock to do so. This will result in each shareholder receiving one share of our common stock in exchange for thirty shares of stock they currently hold.

The reverse stock split will not be affected until a date that is at least twenty days after the filing and mailing of this Information Statement. This Information Statement will be mailed on or about October 29, 2004 to our shareholders of record who have not been solicited for their consent on this corporate action.

Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the common stock (the aggregate value of all the common stock at the then market price) after the reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split.

Material Effects of the Proposed Reverse Stock Split

The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interest, except to the extent that the reverse stock split would otherwise result in any of our stockholders owning a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock will be rounded up to the next whole share. Additionally, if as a result of the reverse split calculations, any shareholder’s holding is reduced to an ownership of less than one share, we will round up that fractional share and grant such a shareholder at least one share in the company. The reverse stock split will not affect any stockholder's percentage ownership or proportionate voting power, subject only to the treatment of fractional shares.

The principal effect of the reverse stock split will be that the number of shares of the common stock issued and outstanding will be reduced from 6,248,732 shares to approximately 208,291 shares. The number of authorized shares will remain unaffected at 100,000,000.

The number of shares that can be purchased under each of our outstanding options and warrants will be reduced on a thirty for one basis, and the exercise price of these options and warrants will be increased on a thirty for one basis following the effective date of the reverse stock split.

None of our debt will be affected by the reverse stock split.

We do not intend to take the Company private as a result of the reverse stock split or otherwise.

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Effect on Fractional Stockholders

The percentage of outstanding shares owned by each shareholder prior to the split will remain the same. Any fractional shares created by this reverse split will be rounded up to the next whole share. Additionally, if as a result of the reverse split calculations, any shareholder’s holdings is reduced to an ownership of less than one share, we will round up that fractional share and grant such a shareholder at least one share in the company.

If you want to continue to hold our common stock after the reverse stock split in the amount previously held, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date of the reverse stock split:

          1.     purchase a sufficient number of shares of our common stock through the market so that you hold at least an amount of shares of common stock in your account prior to the reverse stock split that would entitle you to receive the same number of shares as you currently hold on a post-reverse stock split basis; or

          2.     if applicable, consolidate your accounts so that you hold at least an amount of shares of common stock in one account prior to the reverse stock split that would entitle you to receive the number of shares you desire to hold on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in "street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Stockholders

Upon the effective date of the reverse stock split, we intend to treat stockholders holding common stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to affect the reverse stock split for their beneficial holders, holding the common stock in "street name." However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-entry" shareholder

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

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Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, National Stock Transfer, Inc., as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate and executed letter of transmittal you will be issued a new certificate reflecting your post-reverse stock split shares. Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Potential Anti-Takeover Effect

The reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate the shares of common stock or obtain control of us. Other than the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any amendments to our Articles of Incorporation.

Procedure for Effecting Reverse Stock Split

The reverse stock split will not be affected until a date that is at least twenty days after the filing and mailing of this Information Statement. Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

Federal Income Tax Consequences of the Reverse Stock Split

The following summary of the material United States federal income tax consequences, to a United States holder of shares of our common stock, of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of this transaction and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date of this proxy statement, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a "capital asset," as defined in the Internal Revenue Code (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the tax consequences of these transactions. As used herein, the term United States holder means a holder

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that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in each stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares.

The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of these transactions described in this section is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

SUBSIDIARY SPIN-OFF

The following describes how we will spin-off each of our two-wholly owned subsidiaries.

Tele-Lawyer is one of our non-reporting, wholly-owned subsidiary. Tele-lawyer will issue enough shares of its common stock to equal the number of shares we have outstanding following the reverse split (approximately 208,291) and then we will issue these shares out to each of our shareholders on a pro-rata, one-for-one basis, without any consideration being paid. This will be effectuated immediately following the thirty-for-one reverse stock split described above.

Perspectives is one of our non-reporting, wholly-owned subsidiary. Perspectives will issue enough shares of its common stock to equal the number of shares we have outstanding following the reverse split (approximately 208,291) and then we will issue these shares out to each of our shareholders on a pro-rata, one-for-one basis, without any consideration being paid. This will be effectuated immediately following the thirty-for-one reverse stock split described above.

Our board of directors believes that spinning-off these two wholly-owned subsidiaries, will accomplish two important objectives. First, the spin-off will separate distinct companies with different financial, investment and operating characteristics so that each can adopt business strategies and objectives tailored to their respective markets. This will allow both companies that have operations that are inconsistent with each other to better prioritize the allocation of their management and their financial resources for achievement of their corporate objectives. Secondly, our management is actively seeking other business opportunities and the current corporate structure will make our company less attractive if such other business opportunities

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present themselves.

Description of Tele-Lawyer’s Business

Historically, as part of the Tele-Lawyer operations, we have been in the business of arranging for licensed attorneys to provide legal advice and information to consumers of legal services. We have also been producing and selling specialized telephone conferencing applications to professionals and associations.

Over the past few years, we have changed our business focus by concentrating on sales of technology and services to, and the development of strategic partnerships with, various non-profit associations and government agencies in order to create a number of state-wide hubs for access to legal services. While this process expanded our products and services, as well as geographic coverage, the development, maintenance, and sales costs exceeded expectations and resources. As a result, we ran short of funding and have had to increasingly cut back on operations and expenses.

On April 28, 2003, the case management system was abandoned, and on March 1, 2004, we discontinued legal advice over the telephone and continuing legal education operations. Currently, Tele-Lawyer is only providing telephone and web based technical services to certain legal aid organizations it has under contract and certain other telephone services to existing clients.

Description of Perspectives’ Business

Perspectives was formed on October 12, 1999 when we consolidated our previous two subsidiaries, Genesis Health Management Corporation ("Genesis") and Geriatric Care Centers of America ("GCCA") into Perspectives and moved the corporate support center from Louisiana to Plano, Texas. Perspectives ceased doing business on October 1, 2001 when we sold all of its hospital contracts to Horizon Mental Health Management, Inc. Since this time, we have been taking steps to settle claims and sell off the remaining assets of Perspectives.

On October 5, 2001, we entered into a letter agreement with Horizon Health Care Management to handle the collection of Perspectives’ outstanding receivables, beginning as of October 1, 2001. This agreement was for 3 years and thus terminated, without renewal, on October 5, 2004. As income obtained from this agreement was a major source of support for our current operations, Management is concerned about the future of our business. As a result of the termination, Perspectives will now be directly responsible for the collection of these receivables.

Dissenters’ Right of Appraisal

Under the Nevada Revised Statutes, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

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Under the Nevada Revised Statutes, our stockholders are not entitled to appraisal rights with respect to the spin-off of our two wholly-owned subsidiaries, and we will not independently provide stockholders with any such right.

Voting Securities and Principal Holders Thereof

The board of directors fixed the close of business on October 18, 2004 as the record date for the determination of the common shareholders entitled to notice of the actions by written consent.

As of October 18, 2004, we had issued and outstanding 6,248,732 shares of $0.001 par value common stock. Shareholders owning an interest greater than fifty-percent (50%) of the voting rights of our common stock, as of the record date, consented to the actions disclosed herein.

Security Ownership of Certain Beneficial Owners and Management

The table below provides the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of our common stock outstanding as of October 18, 2004 and by our officers and directors as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*
Current Officers & Directors:
Common	Kyleen E. Cane (President & Director) 3273 E. Warm Springs Rd. Las Vegas, NV 89102	2,341,279 shares (1)	37.47%
Common	Elliot Schear (Director) 23915 Strathern St. West Hills, CA 91304	25,000 shares (2)	0.40%
Common	Russell Roth (Director) 4000 West Ali Baba, Suite D Las Vegas, NV 89118	9,250 shares (3)	0.15%
Total of All Directors and Officers:		2,375,529 shares	38.02%
5% Beneficial Owners:
Common	VMR AM Kronberger Hang 5 65824 Schwalbach am Taunus Germany Voting Power: Kevin Devine	370,314 shares	5.93%

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* Based on 6,248,732 shares of common stock outstanding as of October 18, 2004.
     (1).     Ms. Cane also holds stock options to purchase 50,000 shares at a price of $1.00, all of which has vested as of this date.
     (2).     Mr. Schear also holds stock options to purchase 100,000 shares at a price of $1.00, all of which has vested as of this date.
     (3).     Mr. Roth also holds stock options to purchase 50,000 shares at a price of $3.00, all of which has vested as of this date.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent of our common stock.

Financial and Other Information

The following documents, filed by us with the Commission, are incorporated herein by reference:

               (i)     Our Annual Report filed on Form 10-KSB, filed with the Commission on July 23, 2004, for the fiscal year ended April 30, 2004;

               (ii)    Our Quarterly Report filed on Form 10-QSB with the Commission on September 8, 2004 for the three month period ended July 31, 2004.

Any statement contained in a document incorporated or deemed to be incorporated in this Information Statement shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.

A copy of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented with this document or delivered herewith, will be provided without charge to each person, including any beneficial owner, to whom an Information Statement is delivered, upon oral or written request of any such person and by first-class mail or other equally prompt means. Requests should be directed to the Company at 3275 E. Warm Springs Rd., Las Vegas, NV 89120.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kyleen Cane
Kyleen E. Cane
Chief Executive Officer, Chief Financial Officer and Director

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